Exhibit 4.3

INCENTIVE STOCK OPTION AGREEMENT

This AGREEMENT is entered into and effective this                           (the “Date of Grant”) by and between Tri-S Security Corporation (the “Company”) and                           (the “Optionee”).

WITNESSETH

WHEREAS, the Company has adopted the Tri-S Security Corporation 2004 Stock Incentive Plan (the “Plan”) authorizing the Board of Directors of the Company (the “Board”) or a committee as provided for in the Plan (the “Committee”), to grant incentive stock options to Eligible Recipients (as defined in the Plan) of the Company and its Subsidiaries (as defined in the Plan); and

WHEREAS, the Company desires to give the Optionee an inducement to acquire a proprietary interest in the Company and an added incentive to advance the interests of the Company by granting to the Optionee an option to purchase shares of common stock of the Company, par value $.001 per share (the “Common Stock”).

NOW, THEREFORE, in consideration of the mutual covenants and conditions hereinafter set forth, the parties hereto hereby agree as follows:

I.              GRANT OF OPTION.

The Company hereby grants to the Optionee the right, privilege, and option (the “Option”) to purchase                           shares (the “Option Shares”) of the Common Stock, according to the terms and subject to the conditions hereinafter set forth.  The Option is intended to be, to the extent allowable under applicable law, an “incentive stock option” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”).  To the extent the aggregate fair market value (determined at the Date of Grant) of the Option Shares with respect to which the Option is exercisable for the first time by the Optionee during any calendar year exceeds $100,000, the Option or a portion thereof which exceeds such limit, shall be treated as a non-statutory stock option.

II.            OPTION EXERCISE PRICE.

The per share price to be paid by the Optionee in the event of an exercise of the Option shall be $                 per each Option Share purchased.

III.           EXERCISABILITY AND EXERCISE OF OPTION.

A.            Exercisability.  [The Option shall be fully vested on the Date of Grant and exercisable at any time on or after the Date of Grant and until the Option expires as set forth herein.]  [The Option shall become vested and mutually exercisable with respect to the Option Shares in                installments.  The following table sets forth the initial dates of

Exercisability of each installment and the number of Option Shares as to which the Option shall become exercisable on such dates:]

[The foregoing rights to exercise the Option shall be cumulative with respect to the Option Shares becoming exercisable on such date.]

B.            Expiration.  In no event shall the Option be exercisable after, and this Option shall become void and expire as to all unexercised Option Shares at, 11:59 p.m. Eastern Time on                           (the “Time of Termination”).  Subject to the requirement that in no event shall the Option be exercisable after the Time of Termination, (1) if the Optionee’s employment with the Company and all of its Subsidiaries terminates by reason of: (i) Disability (as defined in the Plan); (ii) death; or (iii) Retirement (as defined in the Plan), then such Option will become immediately exercisable in full and may be exercised in whole or in part before the expiration of twelve months after such termination of employment; (2) if the Optionee’s employment is terminated without cause, then the Option may be exercised in whole or in part before the expiration of three months after such termination, but only to the extent exercisable at the time of termination of employment; and (3) if the Optionee’s employment is terminated for cause, then the Option may be exercised in whole or in part before the expiration of one month after such termination, but only to the extent exercisable at the time of termination of employment.

C.            Change in Control.

(1)           For purposes of this Section III.C, “Change in Control” shall have the meaning set forth in Section 11.1 of the Plan.

(2)           If any events constituting a Change in Control of the Company shall occur, then the Option shall become immediately exercisable in full and shall remain exercisable in full until the Time of Termination, whether or not the Optionee remains an employee of the Company or any of its Subsidiaries; provided, however, that if, with respect to the Optionee, the acceleration of the vesting of this Option as provided herein or any payment of cash in exchange for all or part of the Option together with any other payments which the Optionee has the right to receive from the Company or any corporation which is a member of an “affiliated group” (as defined in Section 1504(a) of the Code without regard to Section 1504(b) of the Code) of which the Company is a member, would constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Code), then the payments to the Optionee pursuant to Section 11.3 or 11.4 of the Plan shall be reduced to the largest amount as will result in no portion of such payments being subject to the excise tax imposed by Section 4999 of the Code.

IV.           MANNER OF OPTION EXERCISE.

A.            Notice.  This Option may be exercised by the Optionee in whole or in part from time to time, subject to the conditions contained herein and in the Plan, by delivery in person, by facsimile, electronic transmission, or through the mail, of written notice of exercise to the Company at its office at Royal Center One, 11675 Great Oaks Way, Suite 120, Alpharetta, Georgia 30022, or such other office as the Company may designate (Attention:  Chief Financial Officer), and by paying in full the total exercise price for the Option Shares purchased.  The notice of Option exercise shall be in the form determined from time to time by the Board or the

Committee.  As soon as practicable after such notice and payment are received, the Optionee shall be recorded on the books of the Company as the owner of the Option Shares purchased, and the Company shall deliver to the Optionee one or more duly issued stock certificates evidencing such ownership.

B.            Payment.  At the time of exercise of the Option, the Optionee may determine whether to pay the total exercise price of the Option Shares to be purchased solely in cash, through a Broker Exercise Notice (as defined in the Plan), by transfer from the Optionee to the Company of Previously Acquired Shares (as defined in the Plan) or by a combination of such methods.  The Board or the Committee, however, in its sole discretion, may reject the Optionee’s election to pay all or part of the exercise price with consideration other than cash.

C.            Withholding Taxes. The Company is entitled to (1) withhold and deduct from future wages of the Optionee (or from other amounts that may be due and owing to the Optionee from the Company or a Subsidiary), or make other arrangements for the collection of, all legally required amounts necessary to satisfy any and all federal, state and local withholding and employment-related tax requirements attributable to any action of the Optionee, including, but not limited to, the exercise of the Option; or (2) require the Optionee promptly to remit the amount of such withholding to the Company before taking any action, including the issuance to the Optionee of the Option Shares.  Notwithstanding, the Board or the Committee may, in its sole discretion and upon terms and conditions established by the Board or the Committee, permit or require an Optionee to satisfy, in whole or in part, any withholding or employment-related tax obligation by electing to tender Previously Acquired Shares, a Broker Exercise Notice or by a combination of such methods.

V.            NONTRANSFERABILITY.

This Option shall not be transferable by the Optionee, either voluntarily or involuntarily, except as provided in Section 12.3 of the Plan.  Any attempt to transfer this Option other than in accordance with Section 12.3 of the Plan shall void this Option.

VI.           LIMITATION OF LIABILITY.

Nothing in this Agreement shall be construed to:

A.            Limit in any way the right of the Company or any of its Subsidiaries to terminate the employment of the Optionee at any time.

B.            Be evidence of any agreement or understanding, express or implied, that the Company or any of its Subsidiaries will employ the Optionee in any particular position at any particular rate of compensation or for any particular period of time.

VII.         DISPOSITION OF STOCK.

Prior to making a disposition (as defined in Section 424(c) of the Code) of any of the Option Shares before the expiration of two years after the Date of Grant or before the expiration of one year after the date on which the Option Shares were transferred to the Optionee pursuant to exercise of the Option, the Optionee shall send written notice to the Company (in the manner set forth in Section IV.A hereof) of the proposed date of such disposition, the number of Option Shares to be disposed of, the amount of proceeds to be received from such disposition and any other information relating to such disposition that the Company may reasonably request.  The right of the Optionee to make such a disposition shall be conditioned on the receipt by the Company of all amounts necessary to satisfy any federal, state or local withholding tax requirements attributable to such disposition.  The Board or the Committee shall have the right, in its sole discretion, to endorse the certificates representing the Option Shares with a legend restricting transfer and to cause a stop transfer order to be entered with the Company’s transfer agent until such time as the Company receives the amounts necessary to satisfy such withholding requirements or until the later of the expiration of two years from the Date of Grant or one year from the date on which the Option Shares were transferred to the Optionee.

VIII.        BINDING EFFECT.

This Agreement shall be binding upon the heirs, executors, administrators and successors of the parties hereto.

IX.           SUBJECT TO PLAN.

The Option represented by this Agreement has been granted under, and is subject to the terms of, the Plan.  The terms of the Plan are hereby incorporated by reference herein in their entirety, and the Optionee, by execution hereof, acknowledges having received a copy of the Plan.  The provisions of this Agreement shall be interpreted as to be consistent with the Plan, and any ambiguities herein shall be interpreted by reference to the Plan.  In the event that any provision hereof is inconsistent with the terms of the Plan, the latter shall prevail.

X.            GOVERNING LAW.

This Agreement and all rights and obligations hereunder shall be construed in accordance with the Plan and governed by the laws of the State of Georgia.

[Signatures on following page]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement or caused this Agreement to be executed effective the day and year first above written.

TRI-S SECURITY CORPORATION

By:
Its:

OPTIONEE

By execution hereof, the Optionee acknowledges having received a copy of the Plan.